EXHIBIT 99.1

The share exchange described in this notice involves the securities of foreign companies. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial information included in this document have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country and all of its officers and directors are residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the transaction described below, such as in open market or privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

February 10, 2022

To whom it may concern,

Company name:	YAMADA HOLDINGS CO., LTD.
Representative:	Noboru Yamada, Representative Director, Chairperson and President CEO (Securities Code: 9831, TSE 1st Section)
Contact:	Koichi Kiyomura, Executive Officer, General Counsel, Corporate Planning Office (Phone: 0570-078-181)

Company name:	Hinokiya Group Co., Ltd.
Representative:	Akira Kondo, President & Representative Director (Securities Code: 1413, TSE 1st Section)
Contact:	Yukio Shimada, Director and General Manager of General Planning Dept. (Phone: 03-5224-5121)

Notice of the Execution of a Share Exchange Agreement (Simplified Share Exchange) to Make Hinokiya

Group Co., Ltd. a Wholly-Owned Subsidiary of YAMADA HOLDINGS CO., LTD.

YAMADA HOLDINGS CO., LTD. (“YAMADA HOLDINGS”) and Hinokiya Group Co., Ltd. (collectively with YAMADA HOLDINGS, the “Companies”) hereby announce that the Companies, at their respective Boards of Directors meetings held today, passed a resolution to conduct a share exchange (the “Share Exchange”) in which YAMADA HOLDINGS will become the wholly-owning parent company and Hinokiya Group Co., Ltd. will become the wholly-owned subsidiary, and that YAMADA HOLDINGS and Hinokiya Group Co., Ltd. entered into a share exchange agreement (the “Share Exchange Agreement”), as detailed below.

YAMADA HOLDINGS intends to conduct the Share Exchange through a simplified share exchange procedure, which does not require approval by a resolution of the General Meeting of Shareholders pursuant to Article 796, paragraph (2) of the Companies Act (Act No. 86 of 2005, as amended thereafter; the same applies hereinafter); whereas Hinokiya Group Co., Ltd. intends to conduct the Share Exchange subject to approval of the Share Exchange Agreement at its Ordinary General Meeting of Shareholders scheduled to be held on March 29, 2022. The Share Exchange is scheduled to take effect on April 27, 2022.

Regarding the review of market segments of Tokyo Stock Exchange, Inc. (the “Tokyo Stock Exchange”) scheduled for April 4, 2022, Hinokiya Group Co., Ltd. has selected and applied to be listed on the Tokyo Stock Exchange Prime Market (the “Prime Market”), as announced on December 16, 2021. In this regard, the common stock of Hinokiya Group Co., Ltd. (“Hinokiya Group Co., Ltd. Stock”) will be delisted from the Prime Market as of April 25, 2022 (the last trading date will be April 22, 2022), before the effective date of the Share Exchange (scheduled for April 27, 2022).

1. Purpose of making Hinokiya Group Co., Ltd. a wholly-owned subsidiary of YAMADA HOLDINGS through the Share Exchange

Since its foundation in 1973 as a sole proprietorship dealing in electric appliances, YAMADA HOLDINGS has sought to be a corporate group that continues to grow together with society through constant innovation, based on its management philosophy of “Creation and Challenge” and “Appreciation and Trust” as a specialty retailer of home appliances. YAMADA HOLDINGS has built a new business model as a home appliance mass retailer, by overturning conventional thinking in the industry with innovative ideas, and by continuously expanding through: proactive forward-looking management; strengthening its financial structure by steadily implementing capital policies; and strengthening its management resource base. YAMADA HOLDINGS has also worked to increase its corporate value based on the concept of “total-living” as a lifestyle infrastructure, with its home appliance sales business at the core. In the meantime, YAMADA HOLDINGS has taken certain measures to further enhance the management efficiency and governance of the entire Group, such as shifting to a holding company structure on October 1, 2020, and restructuring its organizations into five business segments — “consumer electronics,” “housing,” “finance,” the “environment,” and the “other segment” — starting from July 1, 2021.

By transitioning to a holding company structure, YAMADA HOLDINGS separated management and supervision from business execution, and focuses on comprehensive control, including the planning and drafting of management strategies for the sustainable growth and development of the Group, thereby building a structure that further strengthens Group governance.

YAMADA HOLDINGS’s transition to a holding company structure has allowed YAMADA HOLDINGS to separate the management and supervision of its businesses from the execution of its operations and to focus on comprehensive control, including planning and designing management strategies for the sustainable growth and development of the group. This, in turn, has allowed YAMADA HOLDINGS to build a system that further strengthens its Group governance. The new structure with clearly defined business responsibilities also allows YAMADA-DENKI CO., LTD. to concentrate on executing operations involved in the business of selling home and information appliances and in the business of selling housing-related products. YAMADA DENKI thus strives to improve the management efficiency of the entire YAMADA HOLDINGS Group and, in turn, to further increase the Group’s corporate value. In addition, YAMADA HOLDINGS’s restructuring of its organizational structure on July 1, 2021, and certain other efforts are intended to accelerate independent business activities by each segment and to build a system that further strengthens Group governance. This aims to increase corporate value by promptly promoting the “total-living” strategy and through the SDGs and ESG initiatives. Going forward, YAMADA HOLDINGS will continue to take on a variety of challenges for sustainable growth and development in the future, through initiatives such as the development of new business areas centered on home appliance sales and the promotion of structural reforms.

In addition, YAMADA HOLDINGS published “YAMADA HLDGS 2025 Mid-term business plan” on November 4, 2021. Amid significant changes in the market environment facing the industry to which the YAMADA HOLDINGS Group belongs, such as changes in demand caused by a declining birthrate and an aging population, the worsening of environmental problems due to global environmental changes, and growing public health awareness caused by COVID-19. Based on these changes in the market environment, YAMADA HOLDINGS intends to accelerate the growth of its businesses by further strengthening its management that link these businesses through the “total-living” strategy.

On the other hand, since its establishment as Kabushiki Kaisha Higashi Nihon New House in 1988, Hinokiya Group Co., Ltd. has expanded its business under the management philosophy of “contributing to society with the highest quality and lowest price possible.” As of today, Hinokiya Group Co., Ltd.’s company group consists of Hinokiya Group Co., Ltd., its nine consolidated subsidiaries, three non-consolidated subsidiaries, and two non-equity method affiliates (the “Hinokiya Group Co., Ltd. Group”). The Hinokiya Group Co., Ltd. Group is engaged mainly in housing, real estate investing, insulation material, and renovation businesses, as well as developing comprehensive business activities related to housing.

Aiming at continuous growth and a further increase in corporate value, the Hinokiya Group Co., Ltd. Group announced its medium-term business plan “NEXT STAGE 2022” on April 4, 2018. It is a five-year plan covering the period from the fiscal year ended December 31, 2018, to the fiscal year ending December 31, 2022. With a view to providing innovative products and services and expanding into new business fields, and with the housing business continuing to be positioned as the main business, the plan intends to promote the supply of houses with high added value, including “Z Air Conditioning,” which is a revolutionary, epochal air-conditioning system that caters to the needs arising from the changes in the environment, as well as to expand and improve the functions of the housing-related businesses, by taking advantage of Hinokiya Group Co., Ltd.’s strengths in product planning and development. The plan also intends to further increase profit by promoting the improvement of operational efficiency through utilizing ICT.

However, since it is inevitable that the present-day housing industry will see a decreasing number of new housing construction projects due to the declining population, the overall market is expected to shrink. The Companies reached a decision that in order for them to grow further in this market environment, forming a strong partnership between the Companies, instead of only pursuing their respective growth strategies independently, will contribute to the further increase in their group’s corporate value. Thus, YAMADA HOLDINGS became the parent company of Hinokiya Group Co., Ltd. by acquiring 6,327,659 shares of Hinokiya Group Co., Ltd. Stock (which correspond to 50.02% of the total number of issued shares [excluding treasury shares] as of December 31, 2021) on October 29, 2020, through a tender offer for shares of Hinokiya Group Co., Ltd. Stock. Since then, the Companies have, while maintaining the independence of Hinokiya Group Co., Ltd. as a listed company, discussed specific measures to be taken to: increase the sales of Hinokiya Group Co., Ltd.’s houses and the epochal air-conditioner “Z Air Conditioning”; mutually utilize their sales bases; jointly purchase materials and components; and improve their construction systems.

On the other hand, in light of the severe changes in the industry environment surrounding YAMADA HOLDINGS and Hinokiya Group Co., Ltd., such as the declining demand for new construction due to the population decline, as well as budget-minded consumers, YAMADA HOLDINGS has reached an understanding that the current consolidated parent-subsidiary relationship with Hinokiya Group Co., Ltd. based on the premise of maintaining Hinokiya Group Co., Ltd.’s listed status was not sufficient to adapt to this environment by accurately seizing business opportunities and by achieving a more flexible and agile reform. Based on this understanding, YAMADA HOLDINGS reached the conclusion that further strengthening the collaborative relationship between the Companies and realizing swift and flexible decision-making and thorough implementation of policies within the Group, both by means of making Hinokiya Group Co., Ltd. a wholly-owned subsidiary of YAMADA HOLDINGS, will not only enhance the corporate value of Hinokiya Group Co., Ltd. but also that of the YAMADA HOLDINGS Group. Accordingly, in November 2021, YAMADA HOLDINGS requested that Hinokiya Group Co., Ltd. hold discussions toward making it a wholly-owned subsidiary of YAMADA HOLDINGS through the Share Exchange.

Hinokiya Group Co., Ltd. has maintained its independence as a listed company, despite being a consolidated subsidiary of YAMADA HOLDINGS and, as such, having taken advantage of YAMADA HOLDINGS’s reputation and the YAMADA HOLDINGS Group’s management resources in Hinokiya Group Co., Ltd.’s effort to increase its sales and corporate value. In the meantime, Hinokiya Group Co., Ltd. understands that the business environment surrounding it will continue to be harsh with even severer competition between companies, due to, in the short term, a situation called “Wood Shock” in which lumber prices have soared in Japan, as well as the significant changes in people’s lifestyle and in the way they work under this new normal caused by the spread of COVID-19, and due to, in the medium- and long-term, the expected reduction in demand for new houses that will result from the population decline.

Under these circumstances, Hinokiya Group Co., Ltd. has carefully considered the request from YAMADA HOLDINGS, and it has reached the understanding that becoming a wholly-owned subsidiary of YAMADA HOLDINGS through the Share Exchange will contribute to increasing the corporate value of Hinokiya Group Co., Ltd. This is since it is likely that, by becoming a wholly owned subsidiary of YAMADA HOLDINGS, which is Hinokiya Group Co., Ltd.’s parent company and engages in home appliance, housing, environment, and other businesses that are highly compatible with Hinokiya Group Co., Ltd. Group’s businesses, Hinokiya Group Co., Ltd. will be able to further strengthen its alliance with YAMADA HOLDINGS, receive active investment in management resources from YAMADA HOLDINGS, and further improve the efficiency of Group management. This, in turn, will allow Hinokiya Group Co., Ltd. to build a system that will facilitate Hinokiya Group Co., Ltd. to achieve its management strategies from a medium- and long-term perspective through prompt decision making.

More specifically, becoming a wholly-owned subsidiary of YAMADA HOLDINGS through the Share Exchange is expected to bring, among other things, the following benefits to Hinokiya Group Co., Ltd.: (i) improving the efficiency of Hinokiya Group Co., Ltd.’s management through integration and abolition of its showrooms located in prefectures and opening additional shops in areas not covered by existing shops by taking advantage of the YAMADA HOLDINGS Group’s network of shops; (ii) expanding the areas covered by Hinokiya Group Co., Ltd.’s shops by opening additional shops in the current situation where YAMADA HOLDINGS is actively developing its LIFE SELECT stores that cover not only home appliances but also a wide range of other products necessary in life, such as furniture, interior goods, household goods, renovation plans, daily necessities, games, and toys, under the store concept of “fun, bringing happiness to every part of life” with the trading area per shop covering a population of 300 thousand; (iii) making the proposal of “total-living” to the owners of houses sold by Hinokiya Group Co., Ltd. in the past, to help them live a more productive and comfortable life; (iv) reducing costs by utilizing infrastructure common between YAMADA HOLDINGS and Hinokiya Group Co., Ltd.; and (v) reducing the costs of maintenance of Hinokiya Group Co., Ltd.’s listed status as a result of delisting Hinokiya Group Co., Ltd., including the cost of maintaining such part of its management division and audit costs as is required as a listed company.

As for the method for making Hinokiya Group Co., Ltd. a wholly-owned subsidiary of YAMADA HOLDINGS, the Companies decided that choosing a share exchange scheme is desirable because they expected: (i) that delivering shares of YAMADA HOLDINGS’s common stock (“YAMADA HOLDINGS Stock”) to Hinokiya Group Co., Ltd.’s minority shareholders in consideration of the Share Exchange will provide these minority shareholders with opportunities to enjoy, through holding shares of YAMADA HOLDINGS Stock, (a) the synergy effects expected from implementation of the various measures planned to be taken after the Share Exchange, (b) YAMADA HOLDINGS’s business development and revenue increase that will result from achievement of the synergy effects, and (c) resulting increase in the price of YAMADA HOLDINGS Stock; and (ii) that, on the other hand, the high liquidity of YAMADA HOLDINGS Stock will allow these minority shareholders to cash in their shares of YAMADA HOLDINGS Stock at any time by trading on the market.

YAMADA HOLDINGS and Hinokiya Group Co., Ltd. subsequently had repeated discussions, and determined that making Hinokiya Group Co., Ltd. a wholly-owned subsidiary of YAMADA HOLDINGS through the Share Exchange will contribute to the enhancement of their corporate value, because making Hinokiya Group Co., Ltd. a wholly-owned subsidiary of YAMADA HOLDINGS will allow the Companies to further improve their profitability and competitiveness by bringing stronger group synergies from a medium- to long-term perspective, through allowing Hinokiya Group Co., Ltd. to make expeditious decisions and to utilize the management resources and networks of YAMADA HOLDINGS as a whole. In addition, the Companies believe that in order for Hinokiya Group Co., Ltd. to achieve sustainable growth, Hinokiya Group Co., Ltd. needs to be delisted from the stock exchange so as to make expeditious decisions without being constrained by short-term stock market valuations.

Based on the above, the Companies reached an agreement on the terms and conditions of the Share Exchange, including the allotment ratio, after discussions and negotiations between them and, today, adopted a resolution for the Share Exchange at their respective Boards of Directors meetings and executed the Share Exchange Agreement, for the purpose of making Hinokiya Group Co., Ltd. a wholly-owned subsidiary of YAMADA HOLDINGS. Through the Share Exchange, the Companies aim to improve their corporate value by achieving such results as improving management flexibility, further strengthening Group strategies, and improving management efficiency by reducing costs through terminating the parent-subsidiary listing.

2. Summary of the Share Exchange

(1) Schedule of the Share Exchange

Record Date of the Ordinary General Meeting of Shareholders (Hinokiya Group Co., Ltd.)	December 31, 2021
Date of Board of Directors’ resolution to enter into the Share Exchange Agreement (Companies)	February 10, 2022
Date of the Share Exchange Agreement (Companies)	February 10, 2022
Date of the Ordinary General Meeting of Shareholders (Hinokiya Group Co., Ltd.)	March 29, 2022 (estimate)
Last trading date (Hinokiya Group Co., Ltd.)	April 22, 2022 (estimate)
Delisting date (Hinokiya Group Co., Ltd.)	April 25, 2022 (estimate)
Effective date of the Share Exchange	April 27, 2022 (estimate)

Note 1:

YAMADA HOLDINGS intends to conduct the Share Exchange through the simplified share exchange procedure, which does not require approval by a resolution of the General Meeting of Shareholders pursuant to Article 796, paragraph (2) of the Companies Act.

Note 2:

The above schedule is subject to change by consultation and agreement between the Companies if necessary to accommodate the procedure for the Share Exchange or for other reasons. Any changes to the above schedule will be announced promptly.

(2) Method of the Share Exchange

The Share Exchange will make YAMADA HOLDINGS the wholly-owning parent company and Hinokiya Group Co., Ltd. the wholly-owned subsidiary. YAMADA HOLDINGS intends to conduct the Share Exchange through a simplified share exchange procedure, which does not require approval by a resolution of the General Meeting of Shareholders pursuant to Article 796, paragraph (2) of the Companies Act; whereas Hinokiya Group Co., Ltd. intends to conduct the Share Exchange subject to approval of the Share Exchange Agreement at its Ordinary General Meeting of Shareholders scheduled to be held on March 29, 2022. The Share Exchange is scheduled to take effect on April 27, 2022.

(3) Allotment of shares in the Share Exchange

	YAMADA HOLDINGS (wholly-owning parent company)	Hinokiya Group Co., Ltd. (wholly-owned subsidiary)
Allotment ratio for the Share Exchange	1	6.2
Number of shares to be delivered in the Share Exchange	Common stock of YAMADA HOLDINGS: 39,204,615 shares (estimate)

Note 1:	Share allotment ratio

For each share of Hinokiya Group Co., Ltd. Stock, 6.2 shares of YAMADA HOLDINGS Stock will be allotted. However, no shares will be allotted in the Share Exchange for the shares of Hinokiya Group Co., Ltd. Stock held by YAMADA HOLDINGS (6,327,659 shares as of December 31, 2021). As per the Share Exchange Agreement, the share allotment ratio for the Share Exchange specified in the table above (the “Share Exchange Ratio”) is subject to change by consultation and agreement between the Companies in the event of any significant changes to the terms and conditions based on which the Share Exchange Ratio is calculated.

Note 2:	Number of shares of YAMADA HOLDINGS Stock to be delivered in the Share Exchange 39,204,615 shares of YAMADA HOLDINGS Stock (estimate)

The above number of common shares has been calculated based on the total number of issued shares of Hinokiya Group Co., Ltd. Stock (13,575,000 shares) and the number of treasury shares (924,016 shares) as of December 31, 2021.

Upon the Share Exchange, YAMADA HOLDINGS will deliver the number of shares of YAMADA HOLDINGS Stock calculated based on the Share Exchange Ratio to the shareholders of Hinokiya Group Co., Ltd. (referring to the shareholders after the cancellation of treasury stock as described below and excluding YAMADA HOLDINGS) as of the time immediately before the time at which YAMADA HOLDINGS acquires all of the issued shares in Hinokiya Group Co., Ltd. (excluding the shares of Hinokiya Group Co., Ltd. Stock held by YAMADA HOLDINGS) in the Share Exchange (the “Record Time”), in exchange for shares of Hinokiya Group Co., Ltd. Stock held by these shareholders. YAMADA HOLDINGS intends to use its treasury shares (39,204,615 shares) as shares to be delivered through the Share Exchange, and it does not plan to issue new shares for allotment in the Share Exchange.

Hinokiya Group Co., Ltd. plans to cancel, at the Record Time and by a resolution passed at its Board of Directors meeting to be held no later than the day before the effective date of the Share Exchange, all of the treasury shares held by it (including any shares that may be acquired by Hinokiya Group Co., Ltd. as a result of purchase of shares in response to dissenting shareholders’ demand for purchase of shares that may be made under Article 785, paragraph (1) of the Companies Act in the course of the Share Exchange).

The number of shares of YAMADA HOLDINGS Stock to be allotted and delivered through the Share Exchange is subject to change due to Hinokiya Group Co., Ltd.’s acquisition, cancellation, etc. of treasury shares or for other reasons.

Note 3:	Treatment of shares constituting less than one unit

Shareholders of Hinokiya Group Co., Ltd. who will hold shares in YAMADA HOLDINGS constituting less than one unit (less than 100 shares) as a result of the Share Exchange will be entitled to use the following programs with respect to YAMADA HOLDINGS Stock. Shares constituting less than one unit cannot be sold on a financial instruments exchange market.

1)	Buyback program for shares constituting less than one unit (allowing the sale of shares constituting less than one unit [100 shares])

Pursuant to Article 192, paragraph (1) of the Companies Act, this program entitles a shareholder who holds shares in YAMADA HOLDINGS constituting less than one unit to demand that YAMADA HOLDINGS purchase the shares constituting less than one unit held by the shareholder, and to sell these shares to YAMADA HOLDINGS.

2)

Top-up program for shares constituting less than one unit (allowing topping up to one unit [100 shares]) Pursuant to Article 194, paragraph (1) of the Companies Act and YAMADA HOLDINGS’s Articles of Incorporation, this program entitles a shareholder who holds shares in YAMADA HOLDINGS constituting less than one unit to demand that YAMADA HOLDINGS sell the shareholder such number of shares of YAMADA HOLDINGS Stock as will constitute one unit (100 shares) when combined with the number of shares constituting less than one unit held by the shareholder, and to purchase those additional shares from YAMADA HOLDINGS.

Note 4:	Treatment of fractions of less than one share

For the shareholders of Hinokiya Group Co., Ltd. who will otherwise be allotted and delivered fractions of less than one share of YAMADA HOLDINGS Stock in the Share Exchange, YAMADA HOLDINGS will, pursuant to Article 234 of the Companies Act and other relevant laws and regulations, sell shares of YAMADA HOLDINGS Stock in the number equivalent to the total number of such fractions (with any fraction less than one share in the total number to be rounded down) and pay these shareholders the proceeds of such sale in cash in proportion to the respective numbers of fractional shares that would have otherwise been held by these shareholders.

(4) Treatment of subscription rights to shares and bonds with subscription rights to shares in connection with the Share Exchange

This is not applicable as Hinokiya Group Co., Ltd. has not issued any subscription rights to shares or bonds with subscription rights to shares.

(5) Treatment of dividends of surplus

Hinokiya Group Co., Ltd. plans to pay a dividend of surplus up to 50 yen per share of Hinokiya Group Co., Ltd. Stock (i.e., the amount of year-end dividend for the fiscal year ended on December 31, 2021, as stated in the “Notice of Dividend of Surplus” dated February 10, 2022, published by Hinokiya Group Co., Ltd.) as the year-end dividend to those shareholders holding shares of Hinokiya Group Co., Ltd. Stock or those registered pledgees of shares in Hinokiya Group Co., Ltd. registered or recorded in the latest shareholder register as of December 31, 2021.

3. Grounds for the details of allotment of shares in the Share Exchange

(1) Grounds and reasons for the details of allotment

As described in “Purpose of making Hinokiya Group Co., Ltd. a wholly-owned subsidiary of YAMADA HOLDINGS through the Share Exchange” in 1 above, in November 2021, YAMADA HOLDINGS made a proposal to Hinokiya Group Co., Ltd. for the Share Exchange. After repeated serious discussions and negotiations between the Companies, they reached the conclusion that making Hinokiya Group Co., Ltd. a wholly-owned subsidiary of YAMADA HOLDINGS would be the best decision for increasing their corporate value.

In order to ensure fairness and appropriateness in calculating the Share Exchange Ratio to be applied to the Share Exchange as described in “Allotment of shares in the Share Exchange” in 2 (3) above, YAMADA HOLDINGS and Hinokiya Group Co., Ltd. each separately decided to engage a third-party valuation institution independent from them to calculate the share exchange ratio. YAMADA HOLDINGS and Hinokiya Group Co., Ltd. appointed Nomura Securities Co., Ltd. (“Nomura Securities”) and Yamada Consulting Group Co., Ltd. (“Yamada Consulting”), respectively, as their respective third-party valuation institutions.

YAMADA HOLDINGS had repeated careful discussions and negotiations based on, among other things, the valuation report on the Share Exchange Ratio dated February 10, 2022 received from its third-party valuation institution Nomura Securities and advice from its legal advisor Nishimura & Asahi, as described in “Measures to ensure fairness” in (4) below. As a result, YAMADA HOLDINGS has reached the conclusion that the Share Exchange Ratio is appropriate and will contribute to the interests of its shareholders. Accordingly, YAMADA HOLDINGS has concluded that conducting the Share Exchange using the Share Exchange Ratio is appropriate.

On the other hand, Hinokiya Group Co., Ltd. had repeated careful discussions and negotiations based on, among other things, the valuation report on the Share Exchange Ratio dated February 9, 2022 received from its third-party valuation institution Yamada Consulting and advice from its legal advisor, Anderson Mōri & Tomotsune (“AMT”), as described in “Measures to ensure fairness” in (4) below, as well as instructions and advice from a special committee consisting of independent members who have no interest in YAMADA HOLDINGS, which is Hinokiya Group Co., Ltd.’s controlling shareholder (the “Special Committee”; the details of the Special Committee are as described in “Measures to avoid conflicts of interest” in (5) below), the content and outcome of the negotiations led by the Special Committee, and a report submitted by the Special Committee. As a result, Hinokiya Group Co., Ltd. has reached the conclusion that the Share Exchange Ratio is appropriate and will contribute to the interests of its shareholders. Accordingly, Hinokiya Group Co., Ltd. has concluded that conducting the Share Exchange using the Share Exchange Ratio is appropriate.

In addition to the foregoing, each of the Companies engaged in a careful review based on the results of its due diligence on the other company, among other things, while conducting repeated careful discussions and negotiations with the other company by comprehensively taking into consideration the Companies’ respective financial conditions, performance trends and future prospects, share price trends, and other factors. As a result, YAMADA HOLDINGS and Hinokiya Group Co., Ltd. have reached the conclusion that the Share Exchange Ratio is appropriate and will contribute to the interests of their respective shareholders. The Companies thus decided to conduct the Share Exchange using the Share Exchange Ratio, and the Companies executed the Share Exchange Agreement as per resolutions passed at their respective Board of Directors meetings held today.

As per the Share Exchange Agreement, the Share Exchange Ratio is subject to change by consultation and agreement between the Companies in the event of any significant changes to the terms and conditions based on which the Share Exchange Ratio was calculated.

(2) Matters concerning calculation

(i)	Names of valuation institutions and their relationships with the Companies

Nomura Securities, which acts as YAMADA HOLDINGS’s third-party valuation institution, and Yamada Consulting, which acts as Hinokiya Group Co., Ltd.’s third-party valuation institution, are both valuation institutions independent of YAMADA HOLDINGS and Hinokiya Group Co., Ltd. Neither is a related party to YAMADA HOLDINGS or Hinokiya Group Co., Ltd. or has any material interest to be noted in connection with the Share Exchange.

(ii)	Outline of calculation

As for YAMADA HOLDINGS, Nomura Securities performed its valuation using the average market price analysis (which was based on the valuation reference date of February 9, 2022 and used the closing stock price on the First Section of the Tokyo Stock Exchange Market on the valuation reference date and the respective average closing prices on the same stock exchange for the five-business day period from February 3, 2022 to the valuation reference date, the one-month period from January 11, 2022 to the valuation reference date, the three-month period from November 10, 2021 to the valuation reference date, and the six-month period from August 10, 2021 to the valuation reference date), in light of the fact that YAMADA HOLDINGS Stock is listed on a financial instruments exchange and its market price is available.

As for Hinokiya Group Co., Ltd., Nomura Securities performed its valuation using: (i) the average market price analysis (which was based on the valuation reference date of February 9, 2022 and used the closing price of Hinokiya Group Co., Ltd. Stock on the First Section of the Tokyo Stock Exchange Market on the valuation reference date and the respective average closing prices on the same stock exchange for the five-business day period from February 3, 2022 to the valuation reference date, the one-month period from January 11, 2022 to the valuation reference date, the three-month period from November 10, 2021 to the valuation reference date, and the six-month period from August 10, 2021 to the valuation reference date), in light of the fact that Hinokiya Group Co., Ltd. Stock is listed on a financial instruments exchange and its market price is available; (ii) the comparable company analysis method, in light of the fact that there are listed companies comparable to Hinokiya Group Co., Ltd. and the value of its stock can be inferred by means of comparison with comparable companies; and (iii) the discounted cash flow analysis (the “DCF Analysis”) in order to reflect Hinokiya Group Co., Ltd.’s future business activities in the valuation.

If a value of one (1) is assigned to the value per share of YAMADA HOLDINGS Stock, the ranges of the value per share of Hinokiya Group Co., Ltd. Stock calculated using the aforementioned valuation methods are as follows:

Method used	Resulting share exchange ratio
Average market price analysis	5.13 to 5.43
Comparable company analysis method	3.79 to 6.38
DCF analysis	5.23 to 9.23

In calculating the share exchange ratio, Nomura Securities assumed that all of the publicly available information and the information provided to Nomura Securities were accurate and complete, and Nomura Securities did not independently verify the accuracy or completeness of the aforementioned information. Nomura Securities did not independently evaluate, appraise or assess the assets and liabilities (including derivative financial products, off-balance-sheet assets, off-balance-sheet liabilities, and other contingent liabilities) of the Companies and their affiliates, and did not perform any analysis or valuation of individual assets and liabilities. Nomura Securities made no request to any third-party institution for appraisal or assessment of any of the above assets and liabilities. The financial forecasts of Hinokiya Group Co., Ltd., including profit plans and other information, are based on future forecasts of Hinokiya Group Co., Ltd. for the period in and after the fiscal year ending December 31, 2022, which took into account such factors as the business plans (for the period from the fiscal year ending December 31, 2022 to the fiscal year ending December 31, 2025) provided by Hinokiya Group Co., Ltd. and confirmed by YAMADA HOLDINGS, interviews with Hinokiya Group Co., Ltd., the most recent trends in its performance, and publicly available information. Nomura Securities’ valuation reflects the information obtained by it up to February 9, 2022 and the economic conditions. Nomura Securities’ valuation is intended solely to serve as reference for YAMADA HOLDINGS’ Board of Directors to discuss the share exchange ratio.

In the business plans of Hinokiya Group Co., Ltd. based on which Nomura Securities performed a valuation using the DCF Analysis, a considerable income increase or decrease is expected in a certain fiscal period. Specifically, Hinokiya Group Co., Ltd. expects a considerable income increase for the fiscal year ending December 31, 2023 from the previous fiscal year due to such factors as a drop in the purchase price of lumber that will be caused by the temporary surge in lumber prices due to the effect of the Wood Shock occurring in the fiscal year ending December 31, 2022 and an increase in sales brought by the area expansion strategy through an increase in the number of opening showrooms. These business plans are not subject to implementation of the Share Exchange.

On the other hand, Yamada Consulting performed a valuation of YAMADA HOLDINGS and Hinokiya Group Co., Ltd. using: (i) the market share price analysis, in light of the facts that the Companies are listed on a financial instruments exchange and that their market prices are available; (ii) the DCF Analysis, in order to reflect the Companies’ respective future business activities in the valuation; and (iii) the comparable company analysis method, in light of the fact that there are listed companies comparable to the Companies and the value of their stock can be inferred by means of comparison with comparable companies.

The market share price analysis set February 9, 2022 as the valuation reference date and used the closing prices of YAMADA HOLDINGS and Hinokiya Group, Ltd. on the First Section of the Tokyo Stock Exchange Market on the valuation reference date and the simple averages of their closing prices on the same section for the one-month, three-month, and six-month periods preceding the valuation reference date.

In the DCF Analysis, with regard to YAMADA HOLDINGS, the free cash flow that YAMADA HOLDINGS is expected to generate in the future, in and after the fiscal year ending March 31, 2022, was discounted to the present value for each fiscal year at a certain discount rate ranging from 5.57% to 6.81%, by taking into account certain assumptions that are considered reasonable, such as the earnings forecasts and investment plans based on the business plans for the period from the fiscal year ending March 31, 2022 to the fiscal year ending March 31, 2025, as prepared by YAMADA HOLDINGS. With regard to the period in and after the fiscal year ending March 31, 2026 for which no business plans are available, the present value was calculated using the perpetual growth method and the exit multiple method, with a perpetual growth rate ranging from -0.25% to 0.25% and an exit multiple ranging from 4.80 to 5.80, respectively. With regard to Hinokiya Group Co., Ltd., the free cash flow that Hinokiya Group Co., Ltd. is expected to generate in the future, in and after the fiscal year ending December 31, 2022, was discounted to the present value for each fiscal year at a certain discount rate ranging from 7.89% to 9.65%, by taking into account certain assumptions that are considered reasonable, such as the earnings forecasts and investment plans based on the business plans for the period from the fiscal year ending December 31, 2022 to the fiscal year ending December 31, 2025, as prepared by Hinokiya Group Co., Ltd. With regard to the period in and after the fiscal year ending December 31, 2026 for which no business plans are available, the present value was calculated using the perpetual growth method and the exit multiple method, with a perpetual growth rate ranging from -0.25% to 0.25% and an exit multiple ranging from 5.01 to 6.01, respectively.

In YAMADA HOLDINGS’ business plans, which Yamada Consulting used as a basis for performing its valuation using the DCF Analysis, no considerable income increase or decrease is expected for any of the fiscal periods.

The business plans of Hinokiya Group Co., Ltd., which Yamada Consulting used as a basis for performing its valuation using the DCF Analysis, were prepared based on the company’s current organizational structure. In these business plans, a considerable income increase or decrease is expected for fiscal periods since the previous fiscal year. Specifically, Hinokiya Group Co., Ltd. expects that a situation called “Wood Shock,” due to which lumber prices currently have soared in Japan, will come to an end in the fiscal year ending December 31, 2023, and that this will result in an approximately 51% increase in the company’s operating income over the previous fiscal year.

Finally, in the comparable company analysis method, BICCAMERA INC., K’S HOLDINGS CORPORATION, EDION Corporation, and Nojima Corporation were selected as comparable listed companies that are engaged in businesses relatively similar to those of YAMADA HOLDINGS. Then, the stock value of YAMADA HOLDINGS was calculated using the ratio of its EBITDA to its enterprise value (the EV/EBITDA ratio). Similarly, TamaHome Co., Ltd., AVANTIA CO., LTD., and NIHON HOUSE HOLDINGS Co., Ltd. were selected as comparable listed companies that are engaged in businesses relatively similar to those of Hinokiya Group Co., Ltd. Then, the stock value of Hinokiya Group Co., Ltd. was calculated using the ratio of its EBITDA to its enterprise value (the EV/EBITDA ratio).

Yamada Holdings assumed that the business plans mentioned above were prepared reasonably, based on the best estimates and judgment that could be obtained at this point, but Yamada Consulting does not guarantee the feasibility of those business plans. YAMADA HOLDINGS’ and Hinokiya Group Co., Ltd.’s business plans are not subject to implementation of the Share Exchange. The ranges of the number of shares of YAMADA HOLDINGS’ Stock to be allotted per share of Hinokiya Group Co., Ltd.’s Stock calculated using the valuation methods described above are as follows:

Method used	Resulting share exchange ratio
Market share price analysis	4.71 to 5.68
DCF Analysis	3.57 to 10.75
Comparable company analysis method	5.59 to 9.39

In calculating the share exchange ratio, in principle, Yamada Consulting used the information provided by the Companies and publicly available information, among other things. Yamada Consulting operated on the assumption that all of the documents, information, and other items used were accurate and complete, and Yamada Consulting did not independently verify their accuracy or completeness. Yamada Consulting did not independently evaluate, appraise or assess the assets and liabilities (including off-balance-sheet assets, off-balance-sheet liabilities, and other contingent liabilities) of the Companies. Yamada Consulting made no request to any third-party institution for evaluation, appraisal or assessment of any of the above assets and liabilities. In addition, Yamada Consulting operated on the assumption that information on the financial forecasts submitted by the Companies, including business plans and other information, was prepared reasonably by the Companies’ respective management teams based on the best estimates and judgment that could be obtained or exercised at this point. Yamada Consulting’s valuation reflects the information obtained by it, and the economic conditions, up to February 9, 2022 .

(3) Prospects of and reasons for delisting

Regarding the review of market segments of the Tokyo Stock Exchange scheduled for April 4, 2022, YAMADA HOLDINGS and Hinokiya Group Co., Ltd. have each selected the Prime Market as announced on December 13, 2021 and December 16, 2021, respectively, and have applied to the Tokyo Stock Exchange to be listed on that market.

Upon the Share Exchange, YAMADA HOLDINGS will become a wholly-owning parent company of Hinokiya Group Co., Ltd. effective as of April 27, 2022, which is the effective date of the Share Exchange. This will result in the delisting of Hinokiya Group Co., Ltd. Stock as of April 25, 2022 (the last trading date will be April 22, 2022) in accordance with the delisting criteria of the Prime Market. After being delisted, Hinokiya Group Co., Ltd. Stock can no longer be traded on the Prime Market. However, shares of YAMADA HOLDINGS Stock, which will be allotted to shareholders (excluding YAMADA HOLDINGS) of Hinokiya Group Co., Ltd. upon the Share Exchange, will remain listed on the First Section of the Tokyo Stock Exchange. After the review of market segments of the Tokyo Stock Exchange scheduled for April 4, 2022, these shares of YAMADA HOLDINGS Stock will be tradable on the Prime Market on and after the effective date of the Share Exchange, after the delisting of Hinokiya Group Co., Ltd. Stock.

Those shareholders of Hinokiya Group Co., Ltd. who each hold no less than 17 shares of Hinokiya Group Co., Ltd. Stock as of the Record Time and will upon the Share Exchange be allotted no less than 100 shares of YAMADA HOLDINGS Stock, which is the number of shares constituting one unit of YAMADA HOLDINGS Stock, will continue to be able to trade their shares of not less than one unit on the Prime Market, even though they may be allotted shares of YAMADA HOLDINGS Stock of less than one unit in exchange for part of their shares of Hinokiya Group Co., Ltd. Stock, depending on the number of latter shares they hold. YAMADA HOLDINGS thus believes that these shareholders will be able to continue to enjoy the liquidity of their shares.

On the other hand, those shareholders of Hinokiya Group Co., Ltd. who each hold less than 17 shares of Hinokiya Group Co., Ltd. Stock will be allotted less than 100 shares of YAMADA HOLDINGS Stock, which is the number of shares constituting one unit of YAMADA HOLDINGS Stock. These shares constituting less than one unit cannot be sold on the Prime Market. However, a shareholder who will hold shares constituting less than one unit is entitled to demand that YAMADA HOLDINGS purchase the shares constituting less than one unit held by the shareholder. Alternatively, this shareholder is entitled to purchase from YAMADA HOLDINGS the number of shares that will form one unit when combined with the number of shares constituting less than one unit held by the shareholder. For details of these programs, please see 2.(3) “Note 3: Treatment of shares constituting less than one unit” in 2 (3) above.

For details of the treatment of any fractions of less than one share of YAMADA HOLDINGS Stock that may be allotted to shareholders of Hinokiya Group Co., Ltd. upon the Share Exchange, see “Note 4: Treatment of fractions of less than one share” in 2 (3) above.

Shareholders of Hinokiya Group Co., Ltd. will continue to be able to trade shares of Hinokiya Group Co., Ltd. Stock they hold until April 22, 2022 (estimate), which is the last trading date, on the Prime Market (or on the First Section of the Tokyo Stock Exchange until April 1, 2022).

(4) Measures to ensure fairness

Since YAMADA HOLDINGS is the parent company of Hinokiya Group Co., Ltd. already holding 6,327,659 shares of Hinokiya Group Co., Ltd. Stock (which accounts for 50.02% of the total number of issued shares less the number of treasury shares as of December 31, 2021), the Companies have determined that it is necessary to ensure the fairness of the Share Exchange and have implemented the following measures:

(i)	Receipt of valuation reports from independent third-party valuation institutions

YAMADA HOLDINGS appointed Nomura Securities as its third-party valuation institution and received from it a valuation report on the share exchange ratio dated February 10, 2022. For an outline of the valuation report, see “Outline of calculation” in (2)(ii) above.

Hinokiya Group Co., Ltd. appointed Yamada Consulting as its third-party valuation institution and received from it a valuation report on the share exchange ratio dated February 9, 2022. For an outline of the valuation report on share exchange ratio, see “Outline of calculation” in (2)(ii) above.

Neither YAMADA HOLDINGS nor Hinokiya Group Co., Ltd. has received an opinion (fairness opinion) from its third-party valuation institution to the effect that the Share Exchange Ratio is appropriate or fair from a financial viewpoint.

(ii)	Advice from independent law firms

YAMADA HOLDINGS appointed Nishimura & Asahi as its legal advisor and received from it legal advice on the method, process, etc. of decision making by YAMADA HOLDINGS’s Board of Directors, including the procedures for the Share Exchange.

Nishimura & Asahi is independent of YAMADA HOLDINGS and Hinokiya Group Co., Ltd. and has no material interest in YAMADA HOLDINGS or Hinokiya Group Co., Ltd.

Hinokiya Group Co., Ltd. appointed AMT as its legal advisor and received from it legal advice on the method, process, etc. of decision making by Hinokiya Group Co., Ltd.’s Board of Directors, including the procedures for the Share Exchange.

AMT is independent of YAMADA HOLDINGS and Hinokiya Group Co., Ltd. and have no material interest in YAMADA HOLDINGS or Hinokiya Group Co., Ltd.

(5) Measures to avoid conflicts of interest

Since YAMADA HOLDINGS is the parent company of Hinokiya Group Co., Ltd. already holding 6,327,659 shares of Hinokiya Group Co., Ltd. Stock (which accounts for 50.02% of the total number of issued shares less the number of treasury shares as of December 31, 2021), Hinokiya Group Co., Ltd. has implemented the following measures in order to avoid conflicts of interest.

(i)	Establishment of, and receipt of a report from, a non-interested special committee at Hinokiya Group Co., Ltd.

In response to YAMADA HOLDINGS’s proposal for the Share Exchange that Hinokiya Group Co., Ltd. received on November 9, 2021, Hinokiya Group Co., Ltd. established, on the advice of its legal advisor AMT and by a resolution adopted at its Board of Directors meeting held on November 16, 2021, the Special Committee for the purpose of: ensuring careful decision making by the Board of Directors, avoiding possible arbitrariness and conflicts of interest in, and ensuring the fairness of, its Board of Directors’ decision making on the Share Exchange, and hearing the committee’s opinion as to whether its Board of Directors’ decision to conduct the Share Exchange would not be disadvantageous to its minority shareholders. The Special Committee consisted of the following five persons: Mr. Shunichi Deguchi and Mr. Masaya Katayama, who have no interest in YAMADA HOLDINGS and are considered to have reasonable knowledge about the lines of business and other aspects of Hinokiya Group Co., Ltd. as its Outside Directors and to have advanced insights, and who are registered with the Tokyo Stock Exchange as its independent officers; Mr. Shinsuke Hasegawa and Mr. Masahiro Nagasawa, who have no interest in YAMADA HOLDINGS and are considered to have reasonable knowledge about the lines of business and other aspects of Hinokiya Group Co., Ltd. as its Outside Auditors and to have advanced insights, and who are registered with the Tokyo Stock Exchange as its independent officers; and Mr. Akito Takahashi (an attorney-at-law at Takahashi & Katayama Law Office), who has no interest in YAMADA HOLDINGS or Hinokiya Group Co., Ltd. and is an independent outside expert who is considered to have the requisite expertise and qualifications to discuss the Share Exchange as an expert engaged in M&A services. Mr. Akito Takahashi was appointed as a member of the Special Committee, in addition to the Outside Directors and Outside Auditors described above, in order to supplement the committee’s expertise on M&A from a legal viewpoint. These five persons are the original members of the Special Committee selected by Hinokiya Group Co., Ltd., and none of them have been replaced. Each member of the Special Committee will receive remuneration for his services in a fixed amount or in an amount to be calculated in proportion to the number of meetings of the Special Committee held, regardless of the content of the committee’s report. The committee members’ remuneration includes no contingency fee conditional on consummation of the Share Exchange or any other condition.

In considering the Share Exchange, Hinokiya Group Co., Ltd. consulted the Special Committee on the following matters: (a) whether the committee considers the purpose of the Share Exchange to be reasonable (including whether the Share Exchange will contribute to increasing Hinokiya Group Co., Ltd.’s corporate value); (b) whether the validity of the terms and conditions of the Share Exchange (including the share exchange ratio for the Share Exchange) is secured; (c) whether the fairness of the decision-making, negotiation, and other processes involved in the Share Exchange is secured; and (d) whether the committee considers that the Share Exchange will not be disadvantageous to the minority shareholders of Hinokiya Group Co., Ltd. in any respect other than those specified in (a) through (c) above (collectively, the “Consultative Matters”). In addition, upon establishing the Special Committee, Hinokiya Group Co., Ltd. required that its Board of Directors make decisions on the Share Exchange by giving maximum respect to the Special Committee’s determinations and that, in particular, if the Special Committee considers the terms and conditions of the Share Exchange to be inappropriate, its Board of Directors not approve the Share Exchange upon such terms and conditions. Furthermore, upon establishing the Special Committee, the Board of Directors of Hinokiya Group Co., Ltd. adopted a resolution to authorize the Special Committee to do the following in considering the Consultative Matters: (a) to approve the financial advisor and legal advisor appointed by Hinokiya Group Co., Ltd. (including retrospective approval), to receive professional advice from those advisors, and, if deemed necessary by the Special Committee, to appoint its own financial advisor, legal advisor and/or other advisors and to receive professional advice from such advisors, in which case the reasonable expenses thereof shall be borne by Hinokiya Group Co., Ltd.; (b) to receive information necessary for the Special Committee to discuss and make determinations on the Share Exchange from Hinokiya Group Co., Ltd.’s officers and employees and other persons deemed necessary by the Special Committee; (c) to discuss the level of measures to ensure fairness to be taken for the Share Exchange and to provide opinions and recommendations if necessary; and (d) to be substantially involved in the process of negotiations between Hinokiya Group Co., Ltd. and YAMADA HOLDINGS on the terms and conditions of the Share Exchange for the purpose of ensuring fair negotiations between Hinokiya Group Co., Ltd. and YAMADA HOLDINGS and, if deemed necessary by the Special Committee, to directly discuss and negotiate the terms and conditions of the Share Exchange with YAMADA HOLDINGS.

The Special Committee held a total of 11 meetings for a total of approximately 25 hours during the period from November 20, 2021 to February 9, 2022. Additionally, in between the meeting dates, the Special Committee carefully deliberated and considered the Consultative Matters by such means as sharing reports and information and deliberating and making decisions via email and other means.

Specifically, at its first meeting held on November 20, 2021, the Special Committee approved the appointment by Hinokiya Group Co., Ltd. of Yamada Consulting as Hinokiya Group Co., Ltd.’s financial advisor and third-party valuation institution and of AMT as Hinokiya Group Co., Ltd.’s legal advisor, after checking that there were no problems with their independence, and checked that Hinokiya Group Co., Ltd.’s Directors who were to be involved in discussions, negotiations, and determinations on the Share Exchange had no problems in terms of their interest in YAMADA HOLDINGS, thereby establishing a framework for conducting discussions and negotiations on the Share Exchange. Then, the Special Committee: exchanged questions and answers with Hinokiya Group Co., Ltd.’s management team about such matters as the purpose of the Share Exchange, the course of discussions on the Share Exchange, the business environment and business challenges surrounding Hinokiya Group Co., Ltd., the details of the measures expected to be taken after the Share Exchange, the advantages and disadvantages of the Share Exchange, and the procedures for developing, and the details of, Hinokiya Group Co., Ltd.’s business plan based on which the share exchange ratio was calculated; received from Yamada Consulting explanations about the reasons for employing the methods for calculating the Share Exchange and the results of calculation of the share exchange ratio for the Share Exchange, as well as timely reports on the status of negotiations with YAMADA HOLDINGS; deliberated and discussed, followed by approving, and giving instructions and making requests about, the negotiation policies, including specific share exchange ratios to be proposed to YAMADA HOLDINGS; and directedly conducted, and played a leading role in, part of the negotiations with YAMADA HOLDINGS on the share exchange ratio. The Special Committee also conducted interviews with YAMADA HOLDINGS and confirmed the positioning of Hinokiya Group Co., Ltd. in the YAMADA HOLDINGS Group, the course of discussions on the Share Exchange, the purpose of the Share

Exchange, the details of the measures expected to be taken after the Share Exchange, and the advantages and disadvantages of the Share Exchange, among other things. In addition, the Special Committee received explanations from, and exchanged questions and answers with, Hinokiya Group Co., Ltd.’s legal advisor AMT about the details of the measures to ensure the fairness of procedural aspects of the Share Exchange as well as about the details of the method and process of decision making by Hinokiya Group Co., Ltd.’s Board of Directors on the Share Exchange and other measures to avoid conflicts of interest. Furthermore, the Special Committee collected information on the Share Exchange from materials about the Share Exchange provided by Hinokiya Group Co., Ltd.’s secretariat, advisors, etc. and, based on this information, deliberated on the Consultative Matters through careful consultations and discussions. The Special Committee received timely reports on the process, content, etc. of discussions and negotiations on the Share Exchange between YAMADA HOLDINGS and Hinokiya Group Co., Ltd., deliberated and considered the policies for negotiations, including negotiations on the share exchange ratio, and directly conducted, and played a leading role in, part of the negotiations with YAMADA HOLDINGS.

After the processes described above and based on the explanations, calculation results, and other materials for discussion, the Special Committee submitted to Hinokiya Group Co., Ltd.’s Board of Directors a report dated February 9, 2022 to the effect that (a) the purpose of the Share Exchange is considered reasonable (i.e., the Share Exchange will contribute to increasing Hinokiya Group Co., Ltd.’s corporate value); (b) the Share Exchange Ratio is considered valid and the validity of the terms and conditions of the Share Exchange is secured; (c) the fairness of the decision-making, negotiation, and other processes involved in the Share Exchange is secured; and (d) Hinokiya Group Co., Ltd.’s Board of Directors’ decision to conduct the Share Exchange will not be disadvantageous to the minority shareholders of Hinokiya Group Co., Ltd.

For an outline of the Special Committee’s opinion, see “Outline of the opinion obtained from those who have no interest in the controlling shareholder that the transaction, etc. is not against the interests of minority shareholders” in 8 (3) below.

(ii)

Unanimous approval of the Directors of Hinokiya Group Co., Ltd. who have no conflicts of interest and unanimous no objection opinion of the Auditors of Hinokiya Group Co., Ltd. who have no conflicts of interest

At the meeting of Hinokiya Group Co., Ltd.’s Board of Directors held today at which the resolution for the Share Exchange was passed, seven out of the eight Directors of Hinokiya Group Co., Ltd., after excluding Mr. Akira Kondo in order to avoid conflicts of interest because he concurrently serves as the President and Representative Director of YAMADA JUKEN HOLDINGS Co., Ltd., a wholly-owned subsidiary of YAMADA HOLDINGS, deliberated and passed the resolution for the Share Exchange with unanimous approval. In order to avoid conflicts of interest, Mr. Akira Kondo did not participate in discussions or negotiations on the Share Exchange in a capacity representing Hinokiya Group Co., Ltd.

In addition, all four Audit & Supervisory Board Members of Hinokiya Group Co., Ltd. attended the Board of Directors meeting mentioned above and expressed the opinion that they have no objection to the Share Exchange.

In addition, all four Auditors of Hinokiya Group Co., Ltd. attended the Board of Directors meeting mentioned above and expressed the opinion that they have no objection to the Share Exchange.

4. Company profile of the parties to the Share Exchange

		Wholly-owning parent company	Wholly-owned subsidiary
(1)	Name	YAMADA HOLDINGS CO., LTD.	Hinokiya Group Co., Ltd.

(2)	Address	1-1, Sakae-cho, Takasaki-city, Gunma	1-8-3 Marunouchi, Chiyoda-ku, Tokyo

(3)	Name and title of representative	Noboru Yamada, Representative Director, Chairperson and President and CEO	Akira Kondo, President & Representative Director

(4)	Description of business	Planning and drafting of Group management strategies, management and supervision of Group companies, common Group services, etc.	Housing, real estate investing, insulation material, and renovation businesses, etc.

(5)	Amount of capital	71,100 million yen (as of December 31, 2021)	389,900 thousand yen (as of December 31, 2021)

(6)	Date of incorporation	September 1, 1983	October 13, 1988

(7) Number of shares issued	966,647,930 shares (as of December 31, 2021)		13,575,000 shares (as of December 31, 2021)

(8) Fiscal year-end	March 31		December 31

(9) Number of employees	24,300 (consolidated) (as of March 31, 2021)		2,395( consolidated) (as of December 31, 2021)

(10) Major business partners	Panasonic Consumer Marketing Co., Ltd., Hitachi Global Life Solutions, Inc., Sharp Marketing Japan Corporation, TOSHIBA CONSUMER MARKETING CORPORATION, MITSUBISHI ELECTRIC LIFE NETWORK CORP		—

(11) Main financing banks	Mizuho Bank, Ltd., Sumitomo Mitsui Banking Corporation, MUFG Bank, Ltd., THE TOWA BANK, LTD., The Gunma Bank, Ltd., THE HACHIJUNI BANK, LTD., Daishi Hokuetsu Bank, Ltd.		MUFG Bank, Ltd., Sumitomo Mitsui Banking Corporation, Saitama Resona Bank, Limited, The Musashino Bank, Ltd., Mizuho Bank, Ltd.

(12) Major shareholders and shareholding ratios (Note 1)	The Master Trust Bank of Japan, Ltd. (Trust Account)	9.32%	YAMADA HOLDINGS CO., LTD.	50.02%
	TECC PLANNING Corporation	7.81%	The Master Trust Bank of Japan, Ltd. (Trust Account)	5.90%
	Noboru Yamada	3.46%	Hinokiya Group Employees’ Shareholding Association	2.68%
	Custody Bank of Japan, Ltd. (Trust Account)	3.02%	Hinokiya Group Customers’ Shareholding Association	1.97%
	SoftBank Corp.	2.89%	Custody Bank of Japan, Ltd. (Trust Account)	1.58%
	STATE STREET BANK WEST CLIENT-TREATY 505234 (standing proxy: Mizuho Bank, Ltd., Settlement & Clearing Services Division)	2.21%	MUFG Bank, Ltd.	1.42%
	The Gunma Bank, Ltd.	2.08%	Shinjiro Kurosu	1.32%
	Shinsei Trust & Banking Co., Ltd. ECM MF Trust Account 8299001	1.67%	STATE STREET BANK AND TRUST CLIENT OMNIBUS ACCOUNT OM02 505002 (standing proxy: Mizuho Bank, Ltd., Settlement & Clearing Services Division)	1.19%
	STATE STREET BANK AND TRUST COMPANY 505103 (standing proxy: Mizuho Bank, Ltd., Settlement & Clearing Services Division)	1.51%	Nomura Trust and Banking Co., Ltd. (Trust Account)	1.07%
	Custody Bank of Japan, Ltd. (Trust Account 7)	1.17%	EIGHT & COMPANY Co., Ltd.	0.83%
	(as of September 30, 2021)		(as of December 31, 2021)

(13) Relationship between the parties

Capital relationship	YAMADA HOLDINGS is the parent company of Hinokiya Group Co.,
Ltd. holding 6,327,659 shares of Hinokiya Group Co., Ltd. Stock (which accounts for 50.02% of the total number of issued shares less the number
	of treasury shares as of December 31, 2021).
Personal relationship	Hinokiya Group Co., Ltd.’s Representative Director, Mr. Akira Kondo, concurrently serves as the Representative Director of YAMADA JUKEN HOLDINGS Co., Ltd., a consolidated subsidiary of YAMADA HOLDINGS.
Business relationship	YAMADA HOMES CO., LTD., a consolidated subsidiary of YAMADA
HOLDINGS, purchases, and contracts out the designing of, Hinokiya
Group Co., Ltd.’s heating and cooling system “Z Air Conditioning” and purchases materials for it jointly with Hinokiya Group Co., Ltd. In addition, Housetec Inc., a consolidated subsidiary of YAMADA
HOLDINGS, sells kitchens, toilets, modular baths, and other housing equipment to Hinokiya Group Co., Ltd. Furthermore, YAMADA
FINANCE SERVICE Co., Ltd., a consolidated subsidiary of YAMADA
HOLDINGS, sells financial products to franchisees of the franchise businesses run by the Hinokiya Group and Japan Housing Solution Co.,
	Ltd., a consolidated subsidiary of Hinokiya Group Co., Ltd.
Status as related parties	Hinokiya Group Co., Ltd. is a consolidated subsidiary of YAMADA HOLDINGS. YAMADA HOLDINGS and Hinokiya Group Co., Ltd. are related parties to each other.

(14) Operating results and financial position for the last three years

Fiscal year	YAMADA HOLDINGS (consolidated)			Hinokiya Group Co., Ltd. (consolidated) (Note 2)
	FY ended March 31, 2019	FY ended March 31, 2020	FY ended March 31, 2021	FY ended December 31, 2019	FY ended December 31, 2020	FY ended December 31, 2021
Net assets	591,593	645,166	672,545	22,503	25,579	27,685
Total assets	1,184,042	1,163,494	1,252,599	66,937	73,880	81,859
Net assets per share (yen)	723.55	721.37	792.26	1,494.76	1,702.50	1,869.49
Net sales	1,600,583	1,611,538	1,752,506	117,687	114,365	122,503
Operating profit	27,864	38,326	92,078	6,269	6,629	6,258
Ordinary profit	36,889	46,074	98,875	6,231	6,552	6,252
Profit attributable to owners of parent	14,692	24,605	51,798	2,360	3,800	3,144
Profit per share (yen)	18.18	28.38	62.82	187.37	301.09	248.66
Dividend per share (yen)	13.00	10.00	18.00	90.00	90.00	100.00

(All amounts are in millions of yen unless otherwise indicated)

Note 1: Shareholding ratios are calculated based on the total number of shares issued excluding treasury shares.

Note 2: All figures for Hinokiya Group Co., Ltd. for the fiscal year ended December 31, 2021 are unaudited.

5. Status after the Share Exchange

Wholly-owning parent company
(1) Name	YAMADA HOLDINGS CO., LTD.
(2) Address	1-1, Sakae-cho, Takasaki-city, Gunma
(3) Name and title of representative	Noboru Yamada, Representative Director, Chairperson and President and CEO
(4) Description of business	Planning and drafting of Group management strategies, management and supervision of Group companies, common Group services, etc.
(5) Amount of capital	71,100 million yen
(6) Fiscal year-end	March 31
(7) Net assets	To be determined
(8) Total assets	To be determined

6. Summary of accounting treatment

The Share Exchange is expected to constitute a common control transaction, etc. under the Accounting Standards for Business Combinations.

7. Future outlook

Since Hinokiya Group Co., Ltd. is already a consolidated subsidiary of YAMADA HOLDINGS, the impact of the Share Exchange on YAMADA HOLDINGS’s and Hinokiya Group Co., Ltd.’s respective business results is expected to be minor.

8. Matters relating to transactions, etc. with controlling shareholder

(1)

Whether the Share Exchange constitutes a transaction, etc. by Hinokiya Group Co., Ltd. with its controlling shareholder; conformity to Hinokiya Group Co., Ltd.’s guidelines on measures to protect minority shareholders

Since YAMADA HOLDINGS is the controlling shareholder of Hinokiya Group Co., Ltd. already holding 6,327,659 shares of Hinokiya Group Co., Ltd. Stock (which accounts for 50.02% of the total number of issued shares less the number of treasury shares as of December 31, 2021), the Share Exchange constitutes a transaction, etc. by Hinokiya Group Co., Ltd. with its controlling shareholder.

The “Corporate Governance Report” disclosed by Hinokiya Group Co., Ltd. on December 28, 2021 (the “Corporate Governance Report”) indicates the status of conformity of the transaction in question with “Policy on measures to protect minority shareholders in transactions, etc. with controlling shareholders,” as follows:

“In the event of a material transaction with YAMADA HOLDINGS CO., LTD. or any of the Group companies, we will, as with transactions in general, take appropriate measures to prevent our minority shareholders’ interests from being undermined, such as by determining the rationality of the transaction and fully checking the appropriateness of the contents and terms and conditions of the transaction, before the Board of Directors making a decision on whether to conduct the transaction.”

In considering the Share Exchange, Hinokiya Group Co., Ltd. has taken measures to ensure the fairness of the Share Exchange and to avoid conflicts of interest, as described in “Measures to ensure fairness” in 3 (4) above and in “Measures to avoid conflicts of interest” in 3 (5) above. We believe that these measures are in conformance with the content of the Corporate Governance Report.

(2)	Matters relating to measures to ensure fairness and measures to avoid conflicts of interest

Since the Share Exchange constitutes a transaction, etc. by Hinokiya Group Co., Ltd. with its controlling shareholder as described in “Whether the Share Exchange constitutes a transaction, etc. by Hinokiya Group Co., Ltd. with its controlling shareholder; conformity with Hinokiya Group Co., Ltd.’s guidelines on measures to protect minority shareholders” in (1) above, Hinokiya Group Co., Ltd. determined that measures to ensure fairness and those to avoid conflicts of interest were necessary to address structural conflicts of interest and information asymmetry issues. Hinokiya Group Co., Ltd. made its decision after ensuring fairness and avoiding conflicts of interest by carefully discussing and considering the terms and conditions of the Share Exchange at its Board of Directors and by taking the measures described in “Measures to ensure fairness” in 3 (4) above and in “Measures to avoid conflicts of interest” in 3 (5) above.

(3)	Outline of the opinion obtained from those who have no interest in the controlling shareholder that the transaction, etc. is not against the interests of minority shareholders

As described in “Measures to avoid conflicts of interest” in 3 (5) above, Hinokiya Group Co., Ltd. established the Special Committee and consulted it on the Consultative Matters for the purpose of ensuring careful decision making by its Board of Directors, avoiding possible arbitrariness and conflicts of interest in, and ensuring the fairness of, its Board of Directors’ decision making on the Share Exchange, and hearing the committee’s opinion as to whether its Board of Directors’ decision to conduct the Share Exchange would not be disadvantageous to its minority shareholders.

As a result, Hinokiya Group Co., Ltd. received from the Special Committee a report dated February 9, 2022 to the following effect in summary:

(i)	“whether the committee considers the purpose of the Share Exchange to be reasonable (including whether the Share Exchange will contribute to increasing Hinokiya Group Co., Ltd.’s corporate value)”

[Conclusion]

With respect to the question of “whether the committee considers the purpose of the Share Exchange to be reasonable (including whether the Share Exchange will contribute to increasing Hinokiya Group Co., Ltd.’s corporate value),” the Special Committee is of the opinion that the purpose of the Share Exchange is considered to be reasonable (and that the Share Exchange will contribute to increasing Hinokiya Group Co., Ltd.’s corporate value).

[Reasons]

•

Hinokiya Group Co., Ltd. explained the following to the Special Committee: “(a) Purpose, necessity, and background of the Share Exchange” and “(b) Benefits of the Share Exchange.” The committee considers that the purpose, necessity, background, and benefits of the Share Exchange so explained are specific and are based on the current lines of business and the business conditions of Hinokiya Group Co., Ltd. and YAMADA HOLDINGS.

•

Regarding (a) above, the Special Committee specifically considers that the following points represent an appropriate understanding of the situation: (I) in light of the severe changes in the industry environment surrounding the Companies, such as the declining demand for new construction due to the population decline, as well as budget-minded consumers, Hinokiya Group Co., Ltd. considers that it needs to adapt to this environment by accurately seizing business opportunities and by achieving a more flexible and agile reform; (II) in particular, Hinokiya Group Co., Ltd. understands that the business environment surrounding it will continue to be harsh with even severer competition between companies, due to, in the short term, a situation called “Wood Shock,” in which lumber prices have soared in Japan, as well as the significant changes in people’s lifestyles and in the way they work under the new normal caused by the spread of COVID-19, and due to, in the medium and long term, the expected reduction in demand for new houses that will result from the population decline; and (III) Hinokiya Group Co., Ltd. believes that in order for it to achieve sustainable growth, it needs to be delisted so as to make expeditious decisions without being constrained by short-term stock market valuations.

•

Regarding (b) above, the Special Committee specifically considers that the following points represent sufficiently reasonable management judgments: (I) Hinokiya Group Co., Ltd. believes that further strengthening the collaborative relationship between the Companies and realizing swift and flexible decision making and thorough implementation of policies within the Yamada Holdings Group, in each case by means of making Hinokiya Group Co., Ltd. a wholly-owned subsidiary of YAMADA HOLDINGS, will contribute to increasing the corporate value of the Companies; (II) Hinokiya Group Co., Ltd. determined that the Companies’ profitability and competitiveness can be further improved by bringing stronger group synergies from a medium- to long-term perspective, through allowing Hinokiya Group Co., Ltd. to make expeditious decisions and to utilize the management resources and networks of YAMADA HOLDINGS as a whole; and (III) Hinokiya Group Co., Ltd. believes that by becoming a wholly-owned subsidiary of YAMADA HOLDINGS, which is Hinokiya Group Co., Ltd.’s parent company and engages in home appliance, housing, environment, and other businesses that are highly compatible with the Hinokiya Group Co., Ltd. Group’s businesses, Hinokiya Group Co., Ltd. will be able to further strengthen its alliance with YAMADA HOLDINGS, receive active investment in management resources from YAMADA HOLDINGS, and further improve the efficiency of Group management, which, in turn, will allow Hinokiya Group Co., Ltd. to develop a system that will enable Hinokiya Group Co., Ltd. to achieve its management strategies from a medium- and long-term perspective through prompt decision making.

•

Regarding (a) and (b) above, the Special Committee is of the opinion that the explanations provided for these topics are consistent with the explanations generally provided to explain the industry and the market environment to which Hinokiya Group Co., Ltd. and YAMADA HOLDINGS belong.

•	Again regarding (a) and (b) above, the Special Committee is of the opinion that the explanations provided are practical towards increasing the future competitiveness of Hinokiya Group Co., Ltd.

•

The Special Committee considers that Hinokiya Group Co., Ltd. and YAMADA HOLDINGS discussed with each other the necessity and benefits of the Share Exchange by also taking into account the market environment to which Hinokiya Group Co., Ltd. belongs and expected future trends, among other things.

•

Hinokiya Group Co., Ltd. explained to the Special Committee the future business and growth prospects of Hinokiya Group Co., Ltd. and the measures that it was considering taking after the Share Exchange. The Special Committee considers that these prospects, measures, etc. are based not only on Hinokiya Group Co., Ltd.’s lines of business and business conditions but also on YAMADA HOLDINGS’s business policies, and that none of the prospects, measures, etc. is unreasonable.

•

The Special Committee understands that the specific details of the measures mentioned above are expected to include, among other things: (i) “improving the efficiency of Hinokiya Group Co., Ltd.’s management through integration and abolition of its showrooms located in prefectures and opening additional shops in areas not covered by existing shops by taking advantage of the YAMADA HOLDINGS Group’s network of shops”; (ii) “expanding the areas covered by Hinokiya Group Co., Ltd.’s shops by opening additional shops in the current situation where YAMADA HOLDINGS is actively developing its LIFE SELECT stores that cover not only home appliances but also a wide range of other products necessary in life, such as furniture, interior goods, household goods, renovation plans, daily necessities, games, and toys, under the store concept of “fun, bringing happiness to every part of life” with the trading area per shop covering a population of 300 thousand”; (iii) “making the proposal of “total-living” to the owners of houses sold by Hinokiya Group Co., Ltd. in the past, to help them live a more productive and comfortable life”; (iv) “reducing costs by utilizing infrastructure common between YAMADA HOLDINGS and Hinokiya Group Co., Ltd.”; and (v) “reducing the costs of maintenance of Hinokiya Group Co., Ltd.’s listed status as a result of delisting Hinokiya Group Co., Ltd., including the cost of maintaining such part of its management division and audit costs as is required as a listed company. The Special Committee is of the opinion that all of these are reasonable as far-sighted measures to be taken by Hinokiya Group Co., Ltd. in that, among other things, they represent efforts towards strengthening Hinokiya Group Co., Ltd.’s business in the medium and long term and are intended to improve the corporate value of Hinokiya Group Co., Ltd.

(ii)	“whether the validity of the terms and conditions of the Share Exchange (including the share exchange ratio for the Share Exchange) is secured”

[Conclusion]

With respect to the question of “whether the validity of the terms and conditions of the Share Exchange (including the share exchange ratio for the Share Exchange) is secured,” the Special Committee is of the opinion that the validity of the terms and conditions of the Share Exchange (particularly the share exchange ratio for the Share Exchange) is secured.

[Reasons]

•

The purpose of the Share Exchange is for YAMADA HOLDINGS to make Hinokiya Group Co., Ltd. its wholly-owned subsidiary by acquiring all shares of Hinokiya Group Co., Ltd. Stock under the circumstances described in the specific explanations regarding (a) and (b) in (i) above. The Special Committee is of the opinion that this purpose is served by: (I) aiming to make Hinokiya Group Co., Ltd. a wholly-owned subsidiary of YAMADA HOLDINGS through a share exchange, by making YAMADA HOLDINGS and Hinokiya Group Co., Ltd. the wholly-owning parent company and the wholly-owned subsidiary, respectively, in the Share Exchange; and (II) allotting shares of YAMADA HOLDINGS Stock to the shareholders of Hinokiya Group Co., Ltd. The Special Committee is then of the opinion that it is reasonable for YAMADA HOLDINGS and Hinokiya Group Co., Ltd. to choose the procedure for this share exchange and to decide that the consideration for the share exchange will be shares of YAMADA HOLDINGS Stock.

•

In order to secure the validity of the terms and conditions of the Share Exchange, particularly the Share Exchange Ratio, Hinokiya Group Co., Ltd. appointed an independent third-party valuation institution to calculate the Share Exchange Ratio; and it received a valuation report on the share exchange ratio from the third-party valuation institution, and used it as a reference material, when considering and determining those terms and conditions and the Share Exchange Ratio.

•

Regarding the calculation process that led to the conclusion of the valuation report on the share exchange ratio prepared by the third-party valuation institution mentioned above, the Special Committee is of the opinion that the calculation methods used are common and reasonable in light of the current valuation practices, in that the calculation methods take into account the respective concrete circumstances surrounding Hinokiya Group Co., Ltd. and YAMADA HOLDINGS, which are in the housing segment and the home appliance mass retail segment, respectively; and that the calculation methods consider specific circumstances such as that Hinokiya Group Co., Ltd. holds a majority (54.8%) of the shares in a listed subsidiary whose total market value is comparable to that of Hinokiya Group Co., Ltd.

•

Regarding the details of the calculation mentioned above, the Special Committee is of the opinion that the details are appropriate in light of the current valuation practices, considering, among other things, that in addition to the methods for calculating the share exchange ratio generally used for companies whose size (i.e., total market value) varies significantly, a multidimensional analysis was performed of the methods for calculating the share exchange ratio that focuses more on the intrinsic value of the Companies.

•

Based on the explanations provided to the Special Committee by Hinokiya Group Co., Ltd. and the third-party valuation institutions regarding the details of the business plans of Hinokiya Group Co., Ltd. based on which the aforementioned calculation was performed, the Special Committee learned the process of preparing those business plans of Hinokiya Group Co., Ltd. and the current situation of Hinokiya Group Co., Ltd., and checked the business plans for any unreasonable elements in light of what was subsequently learned. In conclusion, the Special Committee is of the opinion that those business plans are reasonable.

•

In addition, based on the explanations provided to the Special Committee by Hinokiya Group Co., Ltd. and the third-party valuation institutions regarding the details of the business plans of YAMADA HOLDINGS, the Special Committee checked for material defects regarding how the reasonableness of those business plans was determined, such as, inter alia, the process of preparing those business plans of YAMADA HOLDINGS and the current situation, future forecasts, etc. of YAMADA HOLDINGS. In conclusion, the Special Committee is of the opinion that no circumstances are currently found that could suggest that those business plans may have an undue impact on the calculation of the share exchange ratio.

•

Based on the above, the Special Committee is of the opinion that no specifically unreasonable points or significant issues are found in the valuation report on the share exchange ratio prepared by the third-party valuation institutions.

•

The Special Committee considers that Hinokiya Group Co., Ltd. has considered the Share Exchange Ratio based on the aforementioned valuation report on the share exchange ratio, by comprehensively taking into account such factors as the necessity and benefits of the Share Exchange, and the impact of the Share Exchange on the future business of Hinokiya Group Co., Ltd.

•

The Special Committee considers that Hinokiya Group Co., Ltd. used a legal advisor and a third-party valuation institution (which also served as a financial advisor), each of which have extensive experience, and received from them advice on negotiations on the terms and conditions of the Share Exchange, including the Share Exchange Ratio.

•

(I) On the part of Hinokiya Group Co., Ltd., the Share Exchange is planned to be implemented through the procedures for share exchange set forth in the Companies Act. The Companies Act contains provisions that are intended to protect the rights of minority shareholders (general shareholders) from certain types of organizational restructuring, including share exchange, and which grant shareholders who oppose those types of organizational restructuring (i.e., so-called dissenting shareholders) the right to demand that Hinokiya Group Co., Ltd. purchase the shares held by these shareholders at a fair price (i.e., the appraisal right). (II) If these shareholders fail to reach an agreement with Hinokiya Group Co., Ltd. on the purchase price through consultation within a certain period, the shareholders (and Hinokiya Group Co., Ltd.) are entitled to file a petition with a court, seeking a decision on a fair price. (III) If that petition is filed, the price will ultimately be determined by the court, which allows minority shareholders (general shareholders) of Hinokiya Group Co., Ltd to secure their economic interest through the procedure described above.

•

In order to exercise further caution in checking and respecting the intention of minority shareholders of Hinokiya Group Co., Ltd. with respect to the implementation of the Share Exchange, we could also discuss whether the approval of a majority of the minority shareholders should be required to implement the Share Exchange, or the so-called issue of the majority of the minority (“MOM”). In this regard, the Special Committee is of the opinion that the measures to ensure fairness of the Share Exchange will not be insufficient without the requirement for the approval of MOM, considering, among other things: (I) that, unlike making a company a wholly-owned subsidiary of another company through a tender offer, Hinokiya Group Co., Ltd. plans to hold a general meeting of its shareholders, which will provide minority shareholders of Hinokiya Group Co., Ltd. with an opportunity to participate in decision-making; (II) that the aforementioned general meeting of shareholders must pass a so-called special resolution, which is subject to stricter resolution requirements and is considered to respect the intentions of shareholders to a greater extent than an ordinary resolution; (III) that the Special Committee considers that the imposition of stricter resolution requirements on the general meeting of shareholders should, in principle, be subject to amendment of the Articles of Incorporation; (IV) that MOM is a method developed through the operation of practices and is not a statutory procedure or requirement; and (V) that it is undeniable that requiring MOM approval in the presence of the largest shareholder who already holds a majority of the shares of Hinokiya Group Co., Ltd. Stock may end up allowing a transaction or procedure to be contingent on the intention of some limited members of the minority shareholders.

•

The Special Committee is of the opinion that these measures taken by Hinokiya Group Co., Ltd. are reasonable and appropriate as means to ensure the validity of the terms and conditions of the Share Exchange, particularly the Share Exchange Ratio, and to eliminate arbitrariness from the process of judgment and decision-making by Hinokiya Group Co., Ltd. regarding those terms and conditions.

•

As described above, the Special Committee is of the opinion that the Share Exchange Ratio currently planned to be used by Hinokiya Group Co., Ltd. is valid because the ratio is considered to have been discussed, determined, and agreed based on reasonable calculation; and that this, in turn, secures the validity of the terms and conditions of the Share Exchange.

(iii)	“whether the fairness of the decision-making, negotiation, and other processes involved in the Share Exchange is secured”

[Conclusion]

With respect to the question of “whether the fairness of the decision-making, negotiation, and other processes involved in the Share Exchange is secured,” the Special Committee is of the opinion that the fairness of the decision-making, negotiation, and other processes involved in the Share Exchange is secured.

[Reasons]

•

In discussing measures with respect to the Share Exchange, Hinokiya Group Co., Ltd. established the Special Committee that is independent of both Hinokiya Group Co., Ltd. and YAMADA HOLDINGS, so as to eliminate the influence of YAMADA HOLDINGS on the process of discussion and decision-making by Hinokiya Group Co., Ltd.

•

A majority (four) of all five members of the Special Committee are Outside Directors and Outside Auditors of Hinokiya Group Co., Ltd., with the remaining one member being an attorney-at-law who is an outside expert.

•	In addition, one of the Outside Directors mentioned above was elected chairperson of the Special Committee by mutual vote from among the members of the committee.

•

In discussing measures with respect to the Share Exchange, Hinokiya Group Co., Ltd. engaged Yamada Consulting, a third-party valuation institution independent of both Hinokiya Group Co., Ltd. and YAMADA HOLDINGS, to calculate the Share Exchange Ratio, and received from Yamada Consulting the valuation report on the share exchange ratio, so as to secure the validity of the terms and conditions of the Share Exchange, particularly the Share Exchange Ratio. The Special Committee has checked the aforementioned independence of Yamada Consulting by receiving necessary explanations.

•

In order to receive legal advice on the Share Exchange, Hinokiya Group Co., Ltd. appointed AMT as its legal advisor independent of both Hinokiya Group Co., Ltd. and YAMADA HOLDINGS. The Special Committee has checked the aforementioned independence of AMT by receiving necessary explanations.

•

A structural, typical conflict of interest may arise in the proposed Share Exchange because YAMADA HOLDINGS is the largest shareholder of Hinokiya Group Co., Ltd. holding a majority of shares of Hinokiya Group Co., Ltd. Stock, which makes the Share Exchange a material transaction or equivalent of Hinokiya Group Co., Ltd. with its controlling shareholder. The Special Committee considers that Hinokiya Group Co., Ltd., based on an understanding that it must more carefully secure the validity of the terms and conditions of the Share Exchange under the framework described above, demanded from YAMADA HOLDINGS, starting from an early stage in the process of discussion, terms and conditions of transaction that fully considered the interests of minority shareholders.

•

Regarding the policies for discussions and negotiations between Hinokiya Group Co., Ltd. and YAMADA HOLDINGS, Hinokiya Group Co., Ltd. provided the Special Committee with an explanation of specific policies for these discussions and negotiations, among other things, before proceeding to negotiations with YAMADA HOLDINGS pursuant to the policies for discussions and negotiations checked by the Special Committee.

•

A framework was established that allows the Special Committee to be substantially involved in the process of negotiation on the terms and conditions of the Share Exchange, particularly the Share Exchange Ratio. The framework worked by, among others, providing timely reports to the Special Committee on the progress of discussions and negotiations between Hinokiya Group Co., Ltd. and YAMADA HOLDINGS through their respective financial advisors; and by allowing the Special Committee to express its opinion to Hinokiya Group Co., Ltd. based on the content of the aforementioned reports and to make recommendations, requests, etc. that were considered necessary at critical stages of these negotiations particularly on the Share Exchange Ratio.

•

During the negotiations on the Share Exchange Ratio, the Special Committee considered that it would be appropriate to make a particularly strong demand for the validity of the share exchange ratio to YAMADA HOLDINGS, for the purpose of securing the interests of minority shareholders of Hinokiya Group Co., Ltd. Based on this consideration, the Special Committee set up an occasion to make a request, in its own name, for an increase in the share exchange ratio to YAMADA HOLDINGS and to directly convey the committee’s intentions and opinions to YAMADA HOLDINGS.

•

Then, after repeated overall verifications of the validity, fairness, practicality, and other aspects of the terms and conditions within Hinokiya Group Co., Ltd., several discussions and negotiations took place with YAMADA HOLDINGS, before proceeding to the final adjustment of the Share Exchange Ratio at the ratio scheduled to be resolved at the recent meeting of Board of Directors of Hinokiya Group Co., Ltd.

•

Subsequently, the final agreement was reached between Hinokiya Group Co., Ltd. and YAMADA HOLDINGS on the terms and conditions of the Share Exchange, including the Share Exchange Ratio. The aforementioned ratio agreed within Hinokiya Group Co., Ltd. became the Share Exchange Ratio scheduled to be resolved at the meeting of Boards of Directors of Hinokiya Group Co., Ltd.

•

The Special Committee considers that efforts have been and will be made to eliminate arbitrariness from the decision-making process, such as that the Directors of Hinokiya Group Co., Ltd. with an interest in the Share Exchange did not participate in substantial discussions on the Share Exchange within Hinokiya Group Co., Ltd. and will not participate in deliberations and resolutions on the Share Exchange at the Board of Directors meetings to be held in the future.

•

As described above, the Special Committee is of the opinion: that specific measures have been taken with respect to the various issues, such as securing an objective condition towards securing the fairness of the terms and conditions of the Share Exchange; that full consideration has been given to the interests of the shareholders of Hinokiya Group Co., Ltd. through fair procedures; and that greater fairness has been secured for such procedures as the decision-making and negotiation processes leading to the Share Exchange.

(iv)

“whether the committee considers that the Share Exchange will not be disadvantageous to the minority shareholders of Hinokiya Group Co., Ltd. in any respect other than those specified in [(i)] through [(iii)] above”

[Conclusion]

With respect to the question of “whether the committee considers that the Share Exchange will not be disadvantageous to the minority shareholders of Hinokiya Group Co., Ltd. in any respect other than those specified in [(i)] through [(iii)] above,” the Special Committee is of the opinion that, based on the circumstances surrounding the Share Exchange, including those described in (i) through (iii) above, it is not disadvantageous to the minority shareholders of Hinokiya Group Co., Ltd. that the Board of Directors of Hinokiya Group Co., Ltd. decides on the execution of the Share Exchange Agreement. The Share Exchange aims to make Hinokiya Group Co., Ltd. a wholly-owned subsidiary of YAMADA HOLDINGS by implementing a share exchange between the Companies whose lines of business vary. As a result of the Share Exchange, the minority shareholders of Hinokiya Group Co., Ltd. will hold shares of YAMADA HOLDINGS Stock in place of shares of Hinokiya Group Co., Ltd. Stock. Since the Share Exchange could thus bring significant changes to the nature of the shares held by the minority shareholders of Hinokiya Group Co., Ltd., the Share Exchange is scheduled to be implemented after receiving the approval of shareholders (particularly minority shareholders) at the ordinary general meeting of shareholders scheduled to be held by Hinokiya Group Co., Ltd. The Special Committee considers that this general meeting of shareholders is an important process to confirm and respect the intentions of the minority shareholders of Hinokiya Group Co., Ltd. Therefore, the Special Committee is of the opinion that sufficient information should be provided to help the minority shareholders of Hinokiya Group Co., Ltd. make appropriate judgments on the Share Exchange; and that resolutions and all other required procedures to be followed at the general meeting of shareholders should be followed lawfully and appropriately.

[Reasons]

•

The Special Committee currently finds no specific circumstances that would suggest that the Share Exchange is disadvantageous to the minority shareholders of Hinokiya Group Co., Ltd., other than the matters discussed in (i) through (iii) above. Therefore, the Special Committee is of the opinion that it is not disadvantageous to the minority shareholders of Hinokiya Group Co., Ltd. that the Board of Directors of Hinokiya Group Co., Ltd. decides on the execution of the Share Exchange Agreement.

•	As described above, it is desirable that when implementing the Share Exchange, efforts be made to ensure appropriate decision-making by Hinokiya Group Co., Ltd.’s minority shareholders.

End

(Reference) YAMADA HOLDINGS’s consolidated earnings forecast for the fiscal year ending March 31, 2022 (released on October 29, 2021) and consolidated results for the fiscal year ended March 31, 2021

				(Millions of yen)
	Consolidated net sales	Consolidated operating profit	Consolidated ordinary profit	Profit attributable to owners of parent
Earnings forecast for the fiscal year ending March 31, 2022	1,686,000	90,000	97,000	59,000
Results for the fiscal year ended March 31, 2021	1,752,506	92,078	98,875	51,798

(Reference) Hinokiya Group Co., Ltd.’s consolidated results for the fiscal year ended December 31, 2021

				(Millions of yen)
	Consolidated net sales	Consolidated operating profit	Consolidated ordinary profit	Profit attributable to owners of parent
Results for the fiscal year ended December 31, 2021	122,503	6,258	6,252	3,144

Note:	The earnings forecast of Hinokiya Group Co., Ltd. for the fiscal year ending December 31, 2022 has not been released as the company is scheduled to be delisted on April 25, 2022.